Exhibit 99.1

SUNTERRA CORPORATION
AMENDS AND EXTENDS
SENIOR FINANCING FACILITY

LAS VEGAS, August 2, 2005 - Sunterra Corporation (NASDAQ: SNRR) announced that it has signed an agreement (the "Amendment") with Merrill Lynch to amend its $300 million senior financing facility, reducing interest rates and fees, and extending the term of this committed line of credit to July 31, 2007.

“We are pleased that the continued outstanding performance of the Company’s receivables portfolio and Sunterra’s improving liquidity position has facilitated significant enhancement to our ability to attract capital,” noted Steve West, Sunterra’s Chief Financial Officer. “This committed line improves the financial efficiency of our portfolio operations and is a testament to the success of strict underwriting guidelines that we imposed several years ago.”

The Amendment reduced the interest rates charged on the portion of the facility secured by eligible mortgages and contracts receivable from one-month LIBOR plus 2.25% to one-month LIBOR plus 1.5% for mortgages and contracts secured by Vacation Interests at all eligible Sunterra properties except the former Epic Resort Group properties, for which the interest rate was reduced to one-month LIBOR plus 2.0%.

The advance rate under loans secured by such mortgages and contracts receivable was increased from 85% to 92% for mortgages and contracts secured by Vacation Interests at all eligible Sunterra properties, except the former Epic Resort Group properties, for which the advance rate was set at 70%. The Amendment also added "in-transit" mortgages and contracts receivable to the borrowing base, at an advance rate of 50%, subject to a maximum of $5 million of borrowings. Advance rates on Unsold Vacation Interests remained at 90%.

The general liens and certain operational covenants were removed, the annual commitment fees were reduced and the unused line fees were lowered. The term of the facility was extended from February 14, 2006 to July 31, 2007. The Amendment was effective July 28, 2005.

ABOUT SUNTERRA

Sunterra is one of the world's largest vacation ownership companies with more than 300,000 owner member families and nearly 100 branded or affiliated vacation ownership resorts throughout the continental United States and Hawaii, Canada, Europe, the Caribbean and Mexico. Sunterra news releases, as well as additional news and information on the Company, can be found at www.sunterra.com.

Statements about interest rates, advance rates and fees made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The Company cautions that these statements are not guarantees of future performance, and involve risks, uncertainties, and other factors that may cause results to differ materially from those anticipated at the time such statements are made, including risks associated with making financial forecasts and estimates. Many of these risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:

Bryan Coy
702-304-7005
investorrelations@sunterra.com